DEPARTMENT OF HEALTH & HUMAN SERVICES Public Health Service

Food and Drug Administration
Los Angeles District
19701 Fairchild
Irvine, California 92612-2506
Telephone (949) 608-2900

CERTIFIED MAIL
Return-Receipt Requested

June 30, 2005

Mr. David Bailey
President and CEO
Staar Surgical Company
1911 Walker Avenue
Monrovia, CA 91016

Dear Mr. Bailey:

Between July 28 and September 23, 2004, the Food and Drug Administration (“FDA”) conducted its most recent inspection of Staar Surgical Company’s Monrovia, California facility (hereafter, “Staar” or “you”). During this inspection, FDA investigators observed numerous violations of the Quality System (“QS”) regulations, 21 C.F.R. Part 820, and the Medical Device Reporting (“MDR”) regulations, 21 C.F.R. Part 803, and documented these violations on a List of Inspectional Observations (“Form 483”). At the conclusion of this inspection, FDA investigators gave your firm a copy of the Form 483. By letters dated November 4, 2004, and February 11, 2005, you responded to the Form 483 (hereafter, respectively, “November 2004 response” and “February 2005 response”).

Your responses reveal that Staar has failed to adequately correct numerous violations that FDA investigators documented on the Form 483. These violations cause your medical devices to be adulterated and misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (“the Act”).

FDA is gravely concerned about Staar’s serious, continuing violations and is prepared to seek the appropriate remedies under the Act. This letter is FDA’s final attempt to notify you of your non-compliance. It addresses the violations noted in the Form 483 that you still have not corrected and briefly explains why your responses to these violations have been inadequate. 1 FDA requests that, within ten (10) calendar days of receipt of this letter, you provide FDA with a response to each violation listed in this letter, as well as any and all documentation supporting your position.

The following items are the violations of the QS and MDR regulations at Staar that are currently known to FDA:

QS Regulations

I.	You have failed to validate a process that cannot be fully verified by subsequent inspection and test, and failed to ensure that such process is validated with a high degree of assurance and approved according to established procedures, in violation of 21 C.F.R. § 820.75(a).

A.	You have never fully characterized the Collamer IOL and the ICL under clinical study to quantify the amount of impurities and other indicators of incomplete polymerization. HEMA and other components, such as inhibitors and impurities, are potentially toxic to the eye and considered allergens. You performed a toxicological review on May 18, 2004, to determine a safe concentration of unreacted HEMA in lenses but did not identify or analyze the safe concentration of unknown impurities characteristic of the lens material. Peaks found during a GC analysis were not quantified or characterized during your toxicological review. See Form 483, Item l(e).

Your November 4, 2004 response to this observation is inadequate. Your response states that HEMA is not an allergen and is not toxic. However, you failed to provide any evidence to support this statement. Additionally, your firm references ISO 11979-6 Annex B, which requires manufacturers to justify and document the use of solvents used in the extraction medium and to evaluate the most appropriate solvent to determine which is best for achieving the appropriate level of extraction. Please provide documentation indicating whether you have complied with ISO 11979-6 Annex B, as well as evidence that HEMA is not toxic or an allergen.

B.	As of July 28, 2004, you have not validated the MSI-TF and MSI-PF IOL injectors to substantiate the reusable claim on each product’s label. Your firm labels the MSI-PF/TF injectors as reusable devices and recommends resterilizing the devices using a steam or moist heat sterilization method. However, you have no validation process to prove that the devices can be re-sterilized and that the materials can withstand the re-sterilization process. See Form 483, Item l(g).

Your November 2004 response to this item states that you will validate the injector for multiple uses to support the reusable claim. You also provided a corrective action number, IACA M04-20, which tracks the progress of completion of this validation. Your February 2005 response indicates that this validation was to be completed by March 31, 2005. Therefore, FDA requests that you please provide it with the status of this validation, including all supporting documentation referenced in the February 2005 response.

1Please be aware that other violations of the Act and FDA regulations may exist at your facility of which FDA is currently unaware. Furthermore, the omission of a Form 483 item from this letter does not necessarily mean that you have corrected that item. Therefore, FDA suggests that you conduct a thorough review of your records, processes, and operations to determine whether you are in compliance with the Act and applicable FDA regulations, and it requests that you immediately correct all of your violations.

C.	Validation report D04-009-R, “Tooling Qualification for MSI Injector Cones PIN 35-0214-50 Rev G and PIN 35-0209-50 Rev H,” is inadequate. This validation report, which you conducted as a result of the cracking and failure of the distal end of the nose cone, was inadequate because you used 30 samples from one pilot batch of 500 short nose cones, PIN 35-0214-50 Rev. G. The procedure for “Process and Software Validation and Equipment Qualification” (“QSSOP 2006”) requires the results of three production runs or pilot batches to demonstrate repeatability and reproducibility. The result of just one production run of 30 samples used in the validation study cannot demonstrate repeatability and reproducibility. See Form 483, Item l(h).

Your February 2005 response indicates that you have completed your revisions of QSSOP 2006. However, FDA cannot verify the adequacy of this action unless and until it reviews your revised version of QSSOP 2006.

D.	You have not fully validated the ejection force testing specifications for your lenses, injectors, and cartridges, as required by your procedures for “Design Control” (“QSSOP 2005”) and QSSOP 2006. Specifically, you have no written validation protocol and report to determine ejection force specifications. Moreover, prior to the validation of ejection force testing of MTC-60 and SFC-25 cartridges in November and December of 2003, you failed to pre-determine the test method, numbers of product lots and samples used in the study, and acceptance criteria. See Form 483, Item 1(i).

Your November 2004 response to this item states that you will revise QSSOP 2005 and QSSOP 2006 to link “Test Method Verification and Validation” (“QSSOP 2021 “) to these respective procedures. Your February 2005 response states that the target completion date was March 18, 2005. Therefore, please provide FDA with the status of your corrective action and revised SOPs.

II.	You have failed to document validation activities and results when computers or automated data processing systems are used as part of production or the quality system, in violation of 21 CFR 820.70(i).

A.	The user requirements for error handling and security were not defined in the validations of the following off-the-shelf software: (1) the Nexygen force testing software program, which is used in the ejection force testing of lenses, injectors, and cartridges; and (2) the Excel software program, which is used to determine the cycle time for the irradiation polymerization of Collamer. The validations of these software programs do not include the elements for error handling, security, and backup to ensure data integrity.

Your November 2004 response states that you did not completely address all of the requirements for validating off-the-shelf software and that you will write a new Software Validation SOP. Your February 2005 response indicates that a second draft of this SOP was reviewed on February 7, 2005. Please provide FDA with the present status of this SOP and a copy of the most current draft.

III.	You have failed to establish and maintain acceptance procedures to ensure that specified requirements for in-process product are met, in violation of 21 CFR 820.80(c).

A.	The hardness testing of Collamer buttons, described in the procedure for “Collamer Raw Material Sample Preparations and Testing” (“QSSOP 1045”), is deficient because the procedure requires the arithmetic mean to be calculated by only one measurement from the center of five different test specimens. However, ASTM Standard D2240 requires five measurements, each at different positions, that are at least 6.0 mm apart on the specimen. See Form 483, Item 29(c).

Your November 2004 response to this item states that your procedure requires measurement at the center of five separate samples, cut from one to two rods from the same Collamer batch. If this is your procedure, validation is needed to justify it.

IV.	You have failed to establish and maintain procedures for investigating the cause of non-conformities relating to product, processes, and the quality system, in violation of 21 CFR 820.100(a)(2).

A.	You implemented CAPA M03-54 to determine the Root Cause Analysis of complaints involving refractive change and refractive surprise with the Collamer IOL. Validation Study V02-036 and Technical Report 99-1008 are cited to document the fact that the lens is not affected by production or storage. However, the reports indicate that the lens fails stability after accelerated and long-term storage such that the power of the lens falls out of specification. See Form 483, Item 4(a).

Your November 2004 response to this item claims that the root cause analysis performed under CAPA M03-54 was “robust and accurate” with regard to conclusions drawn for refractive surprise and refractive change over time. However, you did not include a copy of CAPA M03-54 or the referenced validation studies in your response. Furthermore, validation study V02-036 shows that lens power or diopter changed over time, and the lenses had to be re-hydrated in new BSS for 48 hours in order to meet the established acceptance criteria for diopter. You changed your protocol for this test to receive a passing result. This change was not validated prior to product release. Rehydration was not specified in the Directions For Use. Please provide these validation studies and label changes to FDA for review.

B.	CAPA M03-65 and NCI M03-05 were implemented to determine the root cause of posterior capsule tears with the Collamer IOL. The analysis defines two causes of this event: Surgeon Technique/Design or patient related issues. The analysis briefly states that the design of the lens could not be an issue because it does not have a hard surface. No other design or material related issues were addressed in this analysis. See Form 483, Item 4(c).

Your November 2004 response provides a fault-tree analysis that includes design issues pertaining to the plunger head. Despite your identification of the lens design and lens material as possible causes of lens and capsule tears, these were not evaluated. This is a separate issue that needs a study for a complete root cause analysis. For all MDRs and unreported complaints of this nature, you must investigate and document both the lens and the delivery system.

V.	You have failed to verify and validate the corrective and preventive action to ensure that such action is effective and does not adversely affect the finished device, in violation of 21 CFR 820.100(a)(4).

A.	CAPA M03-l4 and IACA M03-02 were opened to address the existence of incomplete training records and to train all personnel in revised and new SOPs. The CAPA was closed on October 10, 2003, but your training records are incomplete for the firm’s Chief Chemist and Director of Manufacturing. See Form 483, Item 4(e).

Your November 2004 response states that the cited CAPAs have no relationship to the training of the Chief Chemist or the Director of Manufacturing. However, since your firm’s Director of Manufacturing and the Chief Chemist are intimately involved in the Collamer manufacturing process, as shown by their signatures and initials on reports and procedures, FDA regulations require that you train these individuals.

B.	CAPA M04-07 and IACA M04-02 added two new medical reviewers to the complaint review process. The CAPA addressed training of the Complaint Department staff but not the medical reviewers. As of the date of this letter, you have not shown that you have provided any training to the medical reviewers. See Form 483, Item 4(f).

Your November 2004 response states that one of your contracted medical reviewers had no responsibility for making MDR decisions and was not required to be trained in Staar complaint handling procedures. This outside contractor, however, was defined as a medical reviewer and evaluated complaints for your firm. Your contractor contacted complainants and provided an opinion upon which your firm based its conclusions to close cases and/or file MDRs. The contractor’s opinion does not seem to be based on knowledge of the QS and MDR regulations. This may have contributed to your firm not reporting adverse events to FDA. All personnel responsible for reviewing and evaluating complaints must be trained in Staar’s complaint handling procedures.

VI.	You have failed to analyze processes, work operations, concessions, quality audit reports, quality records, service records, complaints, returned product, and other sources of quality data to identify existing and potential causes of nonconforming product, or other quality problems, in violation of 21 CFR 820.100(a)(1).

A.	CAPA M03-27, M03-64, and M04-29 are in response to complaints regarding blurred vision, cloudy vision, and YAG procedures associated with secondary surgical interventions. The CAPAs have been closed and state that you will continue to monitor these complaints and trends. However, you changed your complaint coding system. Therefore, codes no longer exist for these event types, and the information is not captured in your database for analysis and investigation. See Form 483, Item 4(b).

Your November 2004 response states that there are inaccuracies in FDA’s observation.
Specifically, you state that CAPA M03-27 is currently open to capture the retrospective investigation of all complaints received by your firm from January 1, 2001, to December 31, 2003, per agreement between Staar and OSB/FDA. FDA disagrees with your response. You are still not adequately investigating and analyzing current complaints that relate to blurred vision, cloudy vision, and secondary YAG. Moreover, your coding system is not specific to each event type.

VII.	You have failed to establish and maintain procedures for receiving, reviewing, and evaluating complaints by a formally designated unit, in violation of 21 CFR 820.198(a).

A.	You are not obtaining all information relevant to the complaint, including the lot number and type of device. Twenty out of twenty complaints reviewed by the FDA investigators were missing information related to the device. For instance, complaint 401056 reported hyperopic shift in patients with the Collamer lens, and complaint 401237 reported that the Foam Tip Plunger was not advancing properly through the cartridge and injector. The only information you recorded in each of these complaints was the lot number of the cartridge; you did not obtain information regarding the serial number or lot number of the lens involved in each complaint. After concluding that the plunger caused the event, the complaint was closed. However, no information regarding this device was recorded in your complaint database. See Form 483, Item 14.

Your November 2004 response claims that information is missing from the complaints because it was not provided to you when the complaint was reported. This is unacceptable. Any complaint involving the possible failure of a device to meet its specifications must be reviewed, evaluated, and investigated. See 21 C.F.R. § 820.198(c). Without having all the information pertaining to a failed device, you cannot perform a proper complaint evaluation.

VIII.	You have failed to process all complaints in a uniform and timely manner, in violation of 21 CFR 820.198(a)(I).

A.	You have not documented all of the devices involved in an adverse event, including the IOLs, cartridges, injectors, and type of lubricant. For instance, if an IOL had become stuck in a cartridge, you documented only the IOL or cartridge in the complaint report form, instead of both, even though both devices had been returned for evaluation. See Form 483, Item 12(a).

Your November 2004 response claims that the complaints are not associated with adverse events as the observation reads. However, even if these complaints are not associated with adverse events, they are associated with device malfunctions, and device malfunctions must be captured and documented in the complaint database.

B.	Your firm’s complaint procedure (“QSSOP 2009”) requires a Quality Engineer (“QE”) to review files prior to MDR reporting. There is no system in place to ensure files are reviewed and returned in a timely manner. For instance, complaint 400183 was received February 26, 2004, and additional clinical information was provided to your firm on March 29, 2004. The QE evaluation was completed on April 3, 2004, but was not returned to Staar’s complaint department until June 16, 2004. The supplemental MDR report was not submitted to the FDA until June 14, 2004. See Form 483, Item 12(b).

Your November 2004 response to this item states that you are revising QSSOP 2009 to include targets for timely review of files and processing. However, your firm has not provided FDA with the expected date of completion or a draft of this revision. Please provide this information to FDA.

VIV.	You have failed to review and evaluate all complaints to determine whether an investigation is necessary, in violation of 21 CFR 820.198(b).

A.	Your firm is recoding injector/cartridge failures and malfunctions as if they happened prior to delivery into the eye, and thus, you are not tracking and using these failures and malfunctions in Staar’s trend analysis or root-cause investigations. As a result, you are downgrading your complaints to a non-complaint status. Specifically, complaints 401170 and 401066 were recoded as 7 A, “No longer a complaint, “ and the information related to these complaints are not captured in your firm’s database for trending or failure mode analysis. See Form 483, Item 13(b).

Your November 2004 response to this item provides a traceability table for the changes made in your complaint coding system. This table is used to track the coding changes made. Although you provided a summary of the coding changes, you have not shown how the codes changed from 2002 to 2004. Please provide this information to FDA.

B.	Your firm is not evaluating complaints involving capsule tears where the patient is noted as having a pre-existing condition such as weak zonules. The complaints are recoded such that the information is no longer retained in your complaint database. See Form 483, Item 13(c).

Your November 2004 response to this item states that all complaints involving capsule tears are evaluated whether or not any pre-existing condition exists. While the narrative information may be retained, it is the coded information that is used for trending, tracking, and evaluation. Therefore, please provide FDA with documentation explaining the coding changes, as well as how these complaints have been tracked, trended, and evaluated.

C.	Complaints received from foreign users of your devices are maintained outside of the United States at your Switzerland facility. These files were not available for review. See Form 483, Item 15.

During the inspection you provided FDA a summary spreadsheet of the foreign complaints. However, without copies of the foreign complaint files, there is no way to be sure whether this summary is representative of the information captured in the actual complaint files.

X.	You have failed to address incomplete design input requirements, in violation of 21 C.F.R. § 820.30(c).

A.	Specifically, there was no written justification in the design history file (“DHF”), for the Elastimide three-piece Collamer Intraocular lens, model CQ2003V, when the design output did not meet the input requirements. For example, the input requirement for diopter range was 10.5 — 34 (in 0.5 Diopter Increments), but the approved output was only up to 25.0. See Form 483, Item 26(c).

When our investigator brought this to your attention, he was told that the diopter range was changed due to machine limitations at Monrovia. However, you did not document in the DHF the reason and approval for the change. Your November 2004 response agrees that the original design input document was not updated to reflect a phased release for the CQ2003V lens. Your response refers to a memo written to the DHF to explain the phase approach that was taken. However, you did not provide a copy of the memo or provide the explanation to FDA. Please provide this information to FDA.

XI.	You have failed to establish and maintain a DHF for each type of device that contains or references the records necessary to demonstrate that the design was developed in accordance with the approved design plan and the requirements, in violation of 21 CFR 820.300).

A.	Staar could not locate the DHF for Collamer lens CC4204BF despite repeated requests for this information by FDA investigators during the inspection. You provided a file to the FDA on September 9, 2004, but it contained information FDA previously viewed in the PMA for this device. See Form 483, Item 34.

Your November 2004 response to this item provided a DHF index, which is a retrospective summary for product developed prior to 1996. However, you have not provided copies of the actual information contained in the DHF for Collamer lens CC4204BF. Please provide this information to FDA.

XII.	You have failed to maintain device history records that include the primary identification label and labeling used for each production unit, in violation of 21 CFR 820.184(e).

A.	The device history record for each lot of injector, cartridge, and each IOL does not include the primary identification label and labeling. See Form 483, Item 35.

Your November 2004 response to this item states that you will modify the DHR documentation to include a hard copy of the label and that the corrective action IACA M04-16 was opened to track the progress. Your February 2005 status report indicates a target completion date of February 28, 2005. Please provide FDA with documentation of your progress on this item.

XIII.	You have failed to establish and maintain procedures to control all QS documents, in violation of 21 CFR 820.40.

A.	The SOPs “Document Control” (“QSSOP 2000, Rev D”) and “Quality System Document Change Control” (“QSSOP 2001-1”) do not describe the use of Form STE004/K for formatting part numbers. See Form 483, Item 32(a).

Your November 2004 response to this item states that you will update your SOPs to reflect the use of form STE004/K. The February 2005 status report indicates a targeted completion date of February 28, 2005. Please provide the status of your corrections for this item and any supporting documents.

B.	The procedures for QSSOP 2000, Rev D and QSSOP 2001-1 lack a system to obsolete inactive part numbers. See Form 483, Item 32(b).

Your November 2004 response to this item states that QSSOP 2000-1 section 5.1.1 includes the process for obsoletting inactive part numbers. However, FDA has observed that QSSOP 2000-1 section 5.1.1 does not specifically address the system/process for making inactive part numbers obsolete.

XIV.	You have failed to establish procedures for identifying training needs and ensure that all personnel are trained to adequately perform their assigned responsibilities, in violation of 21 CFR 820.25(b).

A.	Your Director of Manufacturing and Chief Chemist, who are responsible for manufacturing Collamer rods for the firm’s IOLs and ICLs, have not been trained in your quality procedures and in the new SOP, “Radiation Polymerization of Collamer” (“MSOP 1009, Rev. C”), dated August 10, 2004. The last recorded training for the Director of Manufacturing is dated April 25, 2001. The last recorded training for the Chief Chemist is September 15, 2000. See Form 483, Item 9(a).

Your November 2004 response to this item states the responsibilities of these persons as senior managers, including review and approval of all Collamer manufacture and quality control procedures, obviates the need for formal training records in these specific procedures. This is not correct. These persons must be trained in all applicable manufacturing and production related procedures.

B.	An outside physician was contracted as one of your Medical Reviewers for complaints. As a Medical Reviewer, this physician determines whether an adverse event occurred for MDR reporting purposes. This physician, however, has not been trained in your Complaint Handling or MDR procedures. See Form 483, Item 9(b).

Your November 2004 response to this item states that this Medical Reviewer was to evaluate the clinical/patient aspects of the alleged complaints, not to determine MDR reportability. However, your complaint handling procedure states that the Medical Reviewer is contacted during the investigation of complaints that involve patient issues to determine whether there is an issue as to the safety or efficacy of a Staar device. It also states that the Medical Reviewer will immediately initiate a CAPA report. Moreover, the Medical Reviewer not only provides a medical opinion that determines the complaint filing status, but also evaluates the complaint and MDR, as stated in your firm’s procedures. Therefore, Staar must provide training for all of your Medical Reviewers in their procedures.

MDR Regulations

A review of Staar’s complaint files reveals systemic problems with your complaint handling procedures. These problems result in a failure to identify and adequately report MDR reportable events.

I.	You have failed to submit medical device reports to FDA within thirty days of receipt or otherwise becoming aware of information, from any source, that reasonably suggests that a device you market may have caused or contributed to a death or serious injury, in violation of 21 C.F.R. § 803.50(a).

A.	Your firm is not reporting adverse events when a physician reports a diopter change or refractive surprise less than 2.5 diopters. For example, complaint 401056 reported a diopter change of 1.5 diopters; however, no MDR was filed for this event. See Form 483 Item 16(a).

Your November 2004 response to this item states that you report all refractive changes. However, your MDR procedure does not state that refractive surprise or diopter change less than 2.5 diopters is reported as an MDR. The procedure defines a reportable refractive surprise as one where the “difference between the targeted refraction and actual refraction of greater than 2.5D.”

B.	Your firm is not reporting adverse events when the patient had a preexisting condition. See Form 483 Item 16(b).

Your firm’s November 2004 response states that Staar is now reporting adverse events associated with pre-existing conditions. However, you are still not reporting all information required by FDA in the MDR regulations. You are reporting only the secondary surgical intervention needed to correct the actual reportable event.

II.	You have failed to provide FDA with all information that is reasonably known to the manufacturer, in violation of 21 C.F.R. § 203.S0(b )(1).

A.	You did not include all devices involving an adverse event in an MDR report. For example, when an IOL stuck in a cartridge, only the IOL or cartridge was documented in the MDR report even though both devices had been returned for evaluation. See Form 483, Item 17.

Your November 2004 response to this item states that your firm is reporting all devices involved with an adverse event in MDR reports to FDA. However, you are not reporting your injectors when they are involved in an adverse event. You are reporting MDRs that only list the lens as the defective device, even though the injector is also involved in the incident.

CONCLUSION

Please be aware that it is your responsibility for ensuring that Staar and its medical devices are in compliance with the Act and FDA regulations. If you do not immediately come into compliance with the law, FDA is prepared to seek appropriate legal and equitable remedies under the Act, including seizure and injunction.

To facilitate your compliance with the Act and FDA regulations, FDA requests that, within ten (10) calendar days from your receipt of this letter, you provide responses to each of the violations listed above and include all documentation supporting your position. Please send your written response to: 19701 Fairchild, Irvine, California, 92612-2445, and The Center for Devices and Radiological Health (HFZ-300), Room 245, 2094 Gaither Road, Rockville, Maryland 20850.

If you have any questions concerning this letter, please call ***, Los Angeles District, at (949) ***.

Sincerely,

*** *** Los Angeles District Office U.S. Food and Drug Administration	*** *** Office of Compliance, CDRH U.S. Food and Drug Administration